Exhibit I.2

PROPOSED FORM OF NOTICE

PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
Release No. 35-      /                     , 1999

Filings Under the Public Utility Holding Company Act of 1935 ("Act")

Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendment(s) thereto is/are available for public inspection through the Commission's Office of Public Reference.

Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by

, 1998 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application(s) and/or declaration(s), as filed, or as amended, may be granted and/or permitted to become effective.


Northeast Utilities, et al.
(70-8875)

Northeast Utilities ("NU"), a public utility holding company registered under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and The Connecticut Light & Power Company ("CL&P"), Western Massachusetts Electric Company ("WMECO"), Public Service Company of New Hampshire ("PSNH"), Holyoke Water Power Company ("HWP"), North Atlantic Energy Corporation ("NAEC"), and NU Enterprises, Inc. ("NUEI"), each of which is a wholly-owned subsidiary of NU, and Northeast Generation Company ("NGC"), Northeast Generation Service Company ("NGS"), Select Energy, Inc. ("Select") and Mode 1 Communications, Inc. ("Mode 1"), each a wholly owned nonutility subsidiary of NUEI, and collectively with NUEI, the "Nonutility Subsidiaries" (the "Applicants"), have filed an amendment to their application/declaration (the "Application") with this Commission. NU and WMECO are located at 174 Brush Hill Avenue, West Springfield, Massachusetts 01090-0010, CL&P, NUEI, NGS, NGC, Select and Mode 1 are located at 107 Selden Street, Berlin, Connecticut 06037, PSNH and NAEC are located at 1000 Elm Street, Manchester, NH 03105 and HWP is located at Canal Street, Holyoke, MA 01040.

By order of the Commission dated November 20, 1996 (HCAR No. 35-26612), Supplemental Order dated February 11, 1997 (HCAR No. 35-26665), Supplemental Order dated March 25, 1997 (HCAR No.35-26692), Supplemental Order dated May 29, 1997 (HCAR No.35-26721) and Supplemental Order dated January 16, 1998 (HCAR No. 35-26816), the Commission authorized, among other things the continued use of the Northeast Utilities System Money Pool (the "Money Pool"), which is composed of available funds loaned by the participating subsidiaries and borrowed by those subsidiaries to assist in meeting their respective short-term borrowing needs, through December 31, 2000. Authorization is requested at this time for the Applicants to continue to participate in the Money Pool and to allow the Nonutility Subsidiaries of NU to participate in the Money Pool. Another potential component of the Money Pool is funds borrowed by NU through the issuance of Short-Term Notes, by selling Commercial Paper or by borrowing through the Facility (or existing revolving credit agreements if all are not terminated when the new Facility becomes effective) for the purpose of making open account advances through loans through the Money Pool. The Applicants request authorization for NUEI, NGC, NGS, Select and Mode 1 to participate in the Money Pool.

All borrowings from and contributions to the Money Pool will be documented and will be evidenced on the books of each Applicant that is borrowing from or contributing surplus funds to the Money Pool. Except for loans from the proceeds of external borrowings by NU, all loans made under the Money Pool will bear interest for both the borrower and lender, payable monthly, equal to the daily Federal Funds Effective Rate as quoted by the Federal Reserve Bank of New York. Loans from the proceeds of external borrowings by NU will bear interest at the same rate paid by NU on the borrowings, and no such loans may be prepaid (unless NU is made whole for any additional costs that may be incurred because of such prepayment). To the extent that there are any excess funds available in the Money Pool, such funds will be invested with the earnings allocated on a pro rata basis.

For the Commission, by the Division of Investment Management, pursuant to delegated authority.